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                                                                      EXHIBIT 10

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 2-58521 on Form N-lA of our report dated August 10, 2000, appearing in the Annual Report of Merrill Lynch Basic Value Fund, Inc. for the year ended June 30, 2000, and to the reference to us under the caption "Financial Highlights" in the Prospectus, and to the use of our report dated September 27, 2000 on the statement of assets and liabilities of Master Basic Value Trust as of September 26, 2000, which appears in the Statement of Additional Information, both of which are parts of this Registration Statement.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
October 9, 2000